Exh. 12(a)(1)(i)
                           OFFER TO PURCHASE FOR CASH

      UP TO 3,018,000 OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                          THE FRANCE GROWTH FUND, INC.
                       AT 98% OF NET ASSET VALUE PER SHARE

                                       BY

                          THE FRANCE GROWTH FUND, INC.

-------------------------------------------------------------------------------
                THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT EASTERN
            TIME ON FEBRUARY 28, 2001,  UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

     THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED UNDER "CERTAIN CONDITIONS OF THE OFFER".

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

TO THE SHAREHOLDERS OF THE FRANCE GROWTH FUND, INC.:

     The France Growth Fund, Inc., a diversified, closed-end management investment company incorporated under the laws of the state of Maryland (the "Fund"), is offering to purchase up to 3,018,000 of its issued and outstanding shares of Common Stock, par value $0.01 per share (the "Shares"). As of January 26, 2001, 15,090,000 Shares were outstanding. The offer is for cash at a price equal to 98% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the New York Stock Exchange, the principal market in which the Shares are traded (the "NYSE"), on the business day the offer expires, and is upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Offer"). The Offer will expire at 12:00 midnight Eastern time on February 28, 2001, unless extended. The Shares are traded on the NYSE under the symbol "FRF". The NAV as of the close of the regular trading session of the NYSE on January 26, 2001 was $11.86 per Share and the last reported sale price on the NYSE on such date for a Share was $10.8125. Until the Offer expires, NAV quotations can be obtained from Georgeson Shareholder Communications, Inc. (the "Information Agent"), by calling (888) 449-2643 between the hours of 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday (except holidays) or on the Fund's website at www.francegrowthfund.com. Tendering shareholders will not be obliged to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer. The Fund will pay all charges and expenses of the Information Agent and PFPC Inc. (the "Depositary"). The Fund mailed this Offer to Purchase and the accompanying Letter of Transmittal to record holders on or about January 31, 2001.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS IMPORTANT INFORMATION CONCERNING THE TENDER OFFER. TO UNDERSTAND THE TENDER OFFER FULLY AND FOR A MORE COMPLETE DISCUSSION OF THE TERMS AND CONDITIONS OF THE TENDER OFFER, YOU SHOULD READ CAREFULLY THE ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

WHAT IS THE TENDER OFFER?

     o The France Growth Fund, Inc. is offering to purchase up to 3,018,000 of shares of common stock for cash at a price per share equal to 98% of the per share net asset value as of the close of regular trading session of the New York Stock Exchange on the day the tender offer expires. Unless extended, the tender offer will expire at 12:00 midnight (Eastern time) on February 28, 2001. The tender offer is subject to a number of conditions. See "Certain Conditions of the Offer."

WHY IS THE FUND MAKING THIS TENDER OFFER?

     o The Fund is making the tender offer to provide its shareholders with an opportunity to sell a portion of the outstanding shares of common stock at only a slight discount to the net asset value of the shares. During the last several years, the Fund's shares have traded on the New York Stock Exchange at prices reflecting a discount to their net asset value per share. See "Price Range of Share; Dividend/Distributions." The board of directors determined that the tender offer is in the best interest of the Fund and its shareholders because it permits shareholders to tender their shares if they believe that the benefits of immediately realizing the underlying value of their shares outweigh the Fund's long-term capital growth potential. Unlike other means of offering shareholders the opportunity to realize net asset value of their shares, such as a liquidation of the Fund, the tender offer enables the Fund to continue to serve as an investment vehicle for other shareholders who seek to participate in the French equity markets. See "Purposes of the Offer; Plans or Proposals of the Fund."

WHEN WILL THE TENDER OFFER EXPIRE, AND MAY THE TENDER OFFER BE EXTENDED?

     o The tender offer will expire at 12:00 midnight Eastern time on February 28, 2001, unless extended. The Fund may elect at any time to extend the expiration date of the tender offer. If the tender offer is extended, the Fund will issue a press release announcing the extension. See "Amendments; Extension of Tender Period; Termination."

WHAT IS THE NET ASSET VALUE PER FUND SHARE AS OF A RECENT DATE?

     o As of January 26, 2001, the net asset value per share was $11.86 and the last reported sales price on the New York Stock Exchange for a share of the Fund's common stock was $10.8125. See "Price Range of Shares; Dividend/Distributions" for more information regarding the trading range of the common stock and the Fund's net asset value per share during the past two years. Before the tender offer expires, net asset value quotations can be obtained from Georgeson Shareholder Communications, Inc. by calling (888) 449-2643 between 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday (except holidays) or on the Fund's website at www.francegrowthfund.com.

WILL THE FUND'S NET ASSET VALUE PER SHARE BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID FOR TENDERED SHARES IS TO BE DETERMINED?

     o No one can accurately predict the Fund's net asset value per share at a future date. The net asset value per share changes with the value of the Fund's assets, which are primarily publicly traded, French equity securities.

HOW DO I TENDER MY SHARES?

     o In order for your shares to be purchased in the tender offer, you must follow the procedures set forth in "Procedures for Tendering Shares" and in the Letter of Transmittal that accompanies this Offer to Purchase.

MAY I WITHDRAW MY SHARES AFTER I HAVE TENDERED THEM AND, IF SO, BY WHEN?

     o Yes, you may withdraw your shares at any time prior to 12:00 midnight Eastern time on February 28, 2001 or, if the offer is extended, at any time prior to 12:00 midnight Eastern time on the new expiration date. In order to be effective, PFPC Inc., the depositary for the tender offer, must receive your notice of withdrawal prior to the expiration of the tender offer at one of the addresses on the back cover of this Offer to Purchase. You may retender withdrawn shares by following the tender procedures before the offer expires, including any extension period. In addition, if we have not accepted for payment shares you tendered, you may withdraw your tendered shares at any time after March 28, 2001 and prior to their acceptance for payment. See "Withdrawal Rights."

MAY I PLACE ANY CONDITIONS ON MY TENDER OF SHARES?

     o    No.

WHAT IF MORE THAN 3,018,000 SHARES ARE TENDERED AND NOT TIMELY WITHDRAWN?

     o The Fund is offering to purchase up to 3,018,000 shares of its common stock. On January 26, 2001, 15,090,000 shares of common stock were outstanding. If shareholders tender more than 3,018,000 shares, the Fund will purchase duly tendered shares from tendering shareholders on a pro rata basis, disregarding fractions, based upon the number of shares each shareholder tenders and does not timely withdraw except that, if a shareholder owns beneficially or of record 99 shares of less, the Fund will purchase all shares tendered by such shareholder. The Fund does not intend to increase the number of shares that it is offering to purchase, even if shareholders tender more than 3,018,000 shares.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR TENDERED SHARES?

     o    Yes.

IF SHARES I TENDER ARE ACCEPTED BY THE FUND, WHEN WILL PAYMENT BE MADE?

     o Payment for tendered shares, if accepted, will be made as soon as possible after the expiration of the tender offer.

IS MY SALE OF SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?

     o For most shareholders, yes. All U.S. shareholders other than those who are tax exempt who sell shares in the tender offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted basis in the shares. The sale date for tax purposes will be the date the Fund accepts shares for purchase. See "Certain United States Federal Income Tax Consequences" for a general summary of the U.S. federal income tax consequences of a sale of shares pursuant to the tender offer, including the nature of the income or loss and the differing rules for U.S. and non-U.S. shareholders. Please consult your tax advisor for a full understanding of your individual tax consequences, including potential state, local and foreign taxation.

IS THE FUND REQUIRED TO COMPLETE THE TENDER OFFER AND PURCHASE ALL SHARES TENDERED UP TO THE NUMBER OF SHARES TENDERED FOR?

          o Yes, unless certain conditions described under "Certain Conditions of the Offer" are not satisfied. The Fund also has the right to amend or terminate the tender offer prior to the time the tender offer expires.

IS THERE ANY REASON SHARES TENDERED WOULD NOT BE ACCEPTED?

          o In addition to those circumstances described under "Certain Conditions of the Offer" in which the Fund is not required to accept tendered shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. The Fund may reject tenders of shares if, for instance, the Letter of Transmittal does not include original signature(s) or the original of any required signature guarantee(s).

WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY SHARES?

          o    None.


DOES MANAGEMENT RECOMMEND THAT SHAREHOLDERS PARTICIPATE IN THE TENDER OFFER, AND WILL THEY PARTICIPATE IN THE TENDER OFFER?

          o None of the Fund, its board of directors or the Fund's investment adviser is making any recommendation to the Fund's shareholder whether or not to tender shares in the tender offer. One director intends to tender shares he beneficially owns. None of the other directors and none of the Fund's officers intend to tender the shares they beneficially own in the tender offer. Certain directors are affiliated with shareholders that the Fund believes will tender all or a portion of their shares. See "Interests of Directors, Executive Officers and Certain Related Persons."

HOW DO I OBTAIN MORE INFORMATION?

          o Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should be directed to Georgeson Shareholder Communications, Inc., the Information Agent for the tender offer, toll free at (888) 449-2643. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

                              IMPORTANT INFORMATION

Shareholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the certificates for the Shares (in proper certificated or uncertificated form) and any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders who desire to tender Shares registered in the name of such a brokerage firm or other financial intermediary must contact that firm to effect a tender on their behalf. Tendering shareholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by a brokerage firm or other financial intermediary for processing the tender(s) on their behalf. The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR INDOCAM INTERNATIONAL INVESTMENT SERVICES, THE FUND'S INVESTMENT ADVISER ("INDOCAM"), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF DIRECTORS OR INDOCAM AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS OR INDOCAM. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

THE  FUND  HAS  FILED  WITH  THE   SECURITIES  AND  EXCHANGE   COMMISSION   (THE
"COMMISSION") A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, RELATING TO THE OFFER.

                                TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
1.    Price; Number of Shares ..............................................    5
2.    Purpose of the Offer; Plans or Proposals of the Fund .................    5
3.    Certain Conditions of the Offer ......................................    7
4.    Procedures for Tendering Shares. .....................................    8
5.    Withdrawal Rights ....................................................   11
6.    Payment for Shares ...................................................   11
7.    Source and Amount of Funds ...........................................   12
8.    Price Range of Shares; Dividends/Distributions .......................   13
9.    Selected Financial Information .......................................   13
10.   Interest of Directors, Executive Officers and Certain Related Persons    15
11.   Certain Information about the Fund ...................................   16
12.   Additional Information ...............................................   17
13.   Certain United States Federal Income Tax Consequences. ...............   17
14.   Amendments; Extension of Tender Period; Termination ..................   18
15.   Miscellaneous ........................................................   19

     1. PRICE; NUMBER OF SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or modified, the terms and conditions of any such extension or amendment), the Fund will accept for payment and purchase for cash up to 3,018,000 of its issued and outstanding Shares that are properly tendered and not withdrawn in accordance with Section 5 prior to the Expiration Date. The term "Expiration Date" shall mean 12:00 midnight Eastern time on February 28, 2001, unless the Fund, in its sole discretion, shall extend the period the Offer is open, in which case Expiration Date shall mean the last time and date the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer. See Sections 3 and 14. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 3. The purchase price of the Shares will be 98% of their net asset value ("NAV") per Share determined as of the close of the regular trading session of the NYSE on the Expiration Date. The Fund will not pay interest on the purchase price under any circumstances. The NAV as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on January 26, 2001 was $11.86 per Share and the last reported sale price of a Share on the NYSE on such date was $10.8125. Prior to the Expiration Date, NAV quotations can be obtained from the Information Agent by calling (888) 449-2643 between the hours of 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday (except holidays) or on the Fund's website at www.francegrowthfund.com.


     The Offer is being made to all shareholders and is not conditioned upon shareholders tendering in the aggregate any minimum number of Shares.

     If more than 3,018,000 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 5), the Fund will purchase Shares from tendering shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) based upon the number of Shares duly tendered by or on behalf of each shareholder (and not so withdrawn); provided that, the Fund will exclude from such pro-rata reduction and accept all Shares duly tendered in accordance with the terms and conditions specified in the Offer by any shareholder who owns, beneficially or of record, an aggregate of not more than 99 Shares. The Fund does not intend to increase the number of Shares offered for purchase, even if more than 3,018,000 Shares are tendered.

     On January 26, 2001, there were 15,090,000 Shares issued and outstanding, and there were 311 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.


     2. PURPOSE OF THE OFFER; PLANS OR PROPOSALS OF THE FUND. The Board of Directors of the Fund (the "Board") at a meeting held on December 18, 2000 (the "December 18th Board Meeting") considered and approved the Offer and certain related matters.

     PURPOSE OF THE OFFER. The Fund is making the Offer to provide its shareholders with an opportunity to sell a portion of the outstanding Shares at a slight discount to the NAV per share. During the last several years, the Shares have traded on the NYSE at prices reflecting a discount to their NAV per Share (the "discount"). See Section 8. At the 2000 shareholders meeting, shareholders approved a recommendation that the Board adopt a course of action that would allow shareholders to realize NAV for their Shares. Based upon such resolution, the Board believes that an appreciable portion of the Fund's shareholders, including major institutional shareholders, would like the opportunity to sell their Shares at a price approximately equal to NAV per Share. The Board has historically examined various alternatives that offered the potential to reduce or eliminate the discount and has implemented measures such as the Fund's tax-managed distribution plan and a share buy-back program. The Board believes that these actions by the Fund have contributed to a significant reduction in the discount, which was as high as 18.82% during 1999 and as low as 8.48% during 2000. While successful in reducing the discount, these measures have not provided shareholders with the opportunity to sell their Shares at a price approximately equal to the NAV per Share.

     At the same time, the Board believes that the Fund remains an attractive long-term investment and that alternative actions to a tender offer that would allow shareholder to realize NAV, such as a liquidation or open- ending of the Fund, would not be in the best interest of the Fund and all of its shareholders. The Board has consistently concluded that it is in the best interests of the Fund and its shareholders to maintain the current closed-end format because the Board and Indocam believe that the closed-end format is the most appropriate investment vehicle for participating in the French equity markets, including markets for mid cap and small cap securities. The Board believes that the long-term performance of the Fund supports this view. From commencement of operations through December 31, 2000, the Fund's total return in U.S. dollars based upon changes in NAV per Share was 211.39% (including dividends). Over that same period, the Fund's benchmark index, the Societe de Bourse Francaise ("SBF") 120 Index, has generated a total return of 130.47% in U.S. dollars. The Fund has outperformed the Index by 80.92% over that time even though the Index does not reflect any expenses that would be incurred with any investment in the French equity markets.

     The Board determined that the Offer is in the best interest of the Fund and its shareholders. The Board has concluded that a tender offer for 20% of the Fund's Shares at 98% of NAV achieves a balance between the conflicting objectives of shareholders who wish to realize NAV for some or all of their Shares as soon as practicable and shareholders who view the Fund as an attractive long-term investment opportunity. The Offer permits shareholders who believe that the benefits of immediately realizing the underlying value of their Shares outweigh the Fund's long-term capital growth potential to tender some or all of their Shares for a price equal to 98% of NAV per Share. At the same time, the Fund will continue to serve as an investment vehicle for other Shareholders who seek to participate in the French equity markets. If the Fund purchases 3,018,000 Shares pursuant to the Offer, the Fund's net assets will be reduced by approximately 20%. This reduction in the Fund's net assets is expected to result in an increase in the Fund's expense ratio, which is the Fund's expenses as a percentage of its net assets.

     PLANS OR PROPOSALS OF THE FUND. At the December 18th Board Meeting, the Fund also entered into a memorandum of understanding with its largest shareholder, Bankgesellschaft Berlin AG (the "Bank"). The memorandum of understanding was amended on January 30, 2001 (the "Agreement"). The Bank has been a significant shareholder of the Fund for several years and has been a proponent of the Fund taking actions that would allow the shareholders to realize NAV for their Shares. The Agreement provides that the Fund will complete the Offer prior to March 31, 2001 and also for the following:


     BOARD MEMBERSHIP. The terms of the Fund's four current Class I directors expire upon the election of new Class I directors at the 2001 Annual Meeting. The Fund and the Bank have agreed that the slate of Class I directors put forth and recommended by the Board will include three existing directors standing for re-election and one nominee proposed by the Bank. In that connection, at the December 18th Board Meeting, the members of the Board who are not affiliated with Indocam nominated, Jean A. Arvis, Pierre H. R. Daviron and John W. Spurdle, Jr., who are currently Class I directors of the Fund, and Dirk Kipp, a director of the Bank, as the Board's candidates for election as Class I directors at the 2001 Annual Meeting. The Bank has agreed to vote all of the Shares that the Bank owns or controls at the 2001 Annual Meeting in favor of the slate of Class I directors put forth by the Board. The Bank has also agreed to vote in favor of the Board's slate of Class I directors at any special meeting of shareholders that may be held prior to the 2001 Annual Meeting, provided the slate consists of three existing directors standing for re-election and one nominee proposed by the Bank.

     The Fund has agreed that it will appoint a nominee of the Bank to fill the first vacancy created by the resignation or removal of a director from the Board. In that connection, at the December 18 Board Meeting, the Board accepted the resignation of Bernard Chauvel as President of the Fund and a Class II director, to take effect as of the Board Meeting immediately following the 2001 Annual Meeting.

     If a vacancy occurs on the Board with respect to a position that was occupied by a director who was nominated by the Bank, the Agreement provides that the Fund will promptly appoint a new nominee designated by the Bank to fill that vacancy. The Fund has also agreed that it will take no action to increase the number of directors constituting the Board prior to the completion of the Fund's 2002 annual meeting of the shareholders. In addition, the Fund has agreed to appoint one director nominated by the Bank to the audit committee of the Board.

     SHAREHOLDER MEETINGS. The Agreement provides that the Bank will not submit any proposals for consideration at the 2001 Annual Meeting and that the Bank will abstain from voting on any other proposals submitted by other shareholders for consideration at that meeting or any special meeting of shareholders called prior to the 2001 Annual Meeting. The Agreement also provides that the Bank will not seek or otherwise support the calling of a special meeting of the Fund's shareholders prior to the 2001 Annual Meeting.

     BY-LAW AMENDMENTS. The Agreement also requires the Board to adopt resolutions to effect the following actions by the Board:

     o that the Fund's By-laws be amended to provide, effective immediately, that a special meeting of the Board may be called by any two directors on the Board. The Agreement provides that the Fund will not further amend the By-laws to change the number of directors (two) required to call a special meeting of the Board prior to the completion of the 2002 Annual Meeting; and

     o that the Fund's By-laws be amended to provide that the threshold for shareholders to call a special meeting of shareholders be reduced from 50% to 40% of the outstanding Shares, to take effect at the conclusion of the 2001 Annual Meeting. Further, the Board adopted resolutions to further amend that provision of the By-laws concerning the threshold for shareholders to call a special meeting to provide that such provision may only be amended, modified or repealed by shareholders and to "opt out" of that provision of Maryland law that placed exclusive authority to determine the threshold for shareholders to call a special meeting with the Board, with such resolutions to take effect as of the 2002 Annual Meeting.

     Except as set forth above, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund's operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund's present dividend policy, or indebtedness or capitalization of the Fund; (d) any change in the composition of the Board or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;
(e) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in the Fund's investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended (the "1940 Act"); (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund's obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund's charter, bylaws or other governing instruments or other actions that could impede the acquisition or control of the Fund.


     3. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund's right to extend and amend the Offer at any time in its sole discretion, the Fund shall not be required to accept for payment or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pay for, and may delay the acceptance for payment of or payment for any tendered Shares if (a) the Fund is not be able to liquidate portfolio securities in an orderly manner and consistent with the Fund's investment objective and policies or its status as a regulated investment company under the Internal Revenue Code in order to provide sufficient cash from the disposition of portfolio securities to purchase Shares tendered pursuant to the Offer; (b) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application, claim or any judgement, order or injunction sought or any other action taken by any person or entity which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board's fulfillment of its fiduciary obligations in respect thereof, seeks to obtain any material amount of damages or otherwise directly or indirectly adversely effects the Offer or the Fund, (c) there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE, the over-the-counter market or any foreign exchange on which portfolio securities held by the Fund are traded,
(ii) any declaration of a banking moratorium or similar action by Federal, state, French or other foreign authorities or any suspension of payment by banks in the United States, New York State, France or any other foreign country which is material to the Fund, (iii) any limitation imposed by Federal, state, French or other foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies which affects the Fund or the issuers of its portfolio securities, (iv) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, France or any other foreign country that is material to the Fund, or (v) other event or condition which, in the Board's judgment, would have a material adverse effect on the Fund or its shareholders if Shares tendered pursuant to the Offer were purchased; or (d) the Board determines that effecting the transaction would constitute a breach of the Board's fiduciary duty owed the Fund or its shareholders. The Board may modify these conditions in light of experience.

     The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

     The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14.

      4.   PROCEDURES FOR TENDERING SHARES.


     A. PROPER TENDER OF SHARES. For Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must either cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before 12:00 midnight Eastern time on the Expiration Date, or (in lieu of the delivery of such Share certificates prior to the Expiration Date) such shareholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

     Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Shares in a partial tender offer for such person's own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (a) Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that the shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Shares complies with Rule 14e-4.

     B. SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company ("DTC") book-entry transfer facility whose name appears on DTC's security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) the Shares tendered are tendered for the account of a firm (an "Eligible Institution") which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association's approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 2 of the Letter of Transmittal.

     If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered without alteration, enlargement or any change whatsoever.

     If any of the Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

     If any of the tendered Shares are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

     If the Letter of Transmittal or any certificates for Shares tendered or stock powers relating to Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted.

     If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Section 4.


     C. BOOK-ENTRY DELIVERY. The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book- entry delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfers. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent's Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary prior to 12:00 midnight Eastern time on the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

     D. GUARANTEED DELIVERY. Notwithstanding the foregoing, if a shareholder desires to tender Shares pursuant to the Offer and the certificates for the Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 12:00 midnight Eastern time on the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution; and


          (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 12:00 midnight Eastern time on the Expiration Date; and

          (iii) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent's Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m. Eastern time on the second NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. Shareholders have the responsibility to cause their Shares to be tendered (in proper certificated or uncertificated form), the Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal.

     E. DETERMINATIONS OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of the Fund's counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund's interpretations of the terms and conditions of the Offer shall be final and binding.

     NEITHER THE FUND, ITS BOARD OF DIRECTORS, INDOCAM, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

     F. UNITED STATES FEDERAL INCOME TAX WITHHOLDING. To prevent the imposition of a U.S. federal backup withholding tax equal to 31% of the gross payments made pursuant to the Offer, prior to such payments, each shareholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Form W-9 (for U.S. shareholders) or Form W-8BEN or other appropriate type of Form W-8 (for non-U.S. shareholders), or otherwise established an exemption from such withholding, must submit the appropriate form and any other required documentation to the Depositary. See Section 13.

     Under certain circumstances (see Section 13), the Depositary will withhold a tax equal to 31% of the gross payments payable to a non-U.S. shareholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from backup withholding tax does not exempt a non-U.S. shareholder from the 31% withholding tax.) For this purpose, a Non-U.S. shareholder, is, in general, a shareholder that is not (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity taxed as a corporation or partnership created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (a "Non-U.S. shareholder"). Any shareholder that is not a Non-U.S. shareholder is a "U.S. shareholder". The Depositary will determine a shareholder's status as a Non-U.S. shareholder and the shareholder's eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding Forms W-8BEN, W-8ECI, W-8IMY and W-8EXY and to any attachments to such forms, unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. shareholder that has not previously submitted the appropriate type of Form W-8 with respect to a reduced rate of, or exemption from, withholding for which such shareholder may be eligible should consider doing so in order to avoid over-withholding. See Section 13.

     5. WITHDRAWAL RIGHTS. At any time prior to 12:00 midnight Eastern time on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time after March 28, 2001, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered.


     To be effective, a written notice of withdrawal of Shares tendered must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary at (781) 575-4826, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder-see Section 1) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

     All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 prior to 12:00 midnight Eastern time on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.

     NEITHER THE FUND, ITS BOARD OF DIRECTORS, INDOCAM, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

     6. PAYMENT FOR SHARES. For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered (and not withdrawn in accordance with Section 5 pursuant to the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return tendered Shares promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. The Fund will make payment for Shares purchased pursuant to the Offer by depositing the aggregate purchase price therefor with the Depositary, which will make payment to shareholders promptly as directed by the Fund. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering shareholders, the Fund's obligation to make such payment shall be satisfied and such tender shareholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of the acceptance of the Shares pursuant to the Offer. The Fund will not pay interest on the purchase price under any circumstances.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

     o a Letter of Transmittal (or a copy thereof) properly completed and duly executed and any required signature guarantee(s), or as Agent's Messenger in connection with a book-entry transfer,

     o certificate evidencing Shares or timely confirmation of a book entry transfer of such Share into the Depositary's account at DTC pursuant to the procedure set forth in Section 4, and

     o    any other documents required by the Letter of Transmittal.

Shareholders may be charged a fee by a broker, dealer or other institution for processing the tender requested. Certificates representing Shares tendered but not purchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the tendering shareholder. The Fund will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3.

     Any tendering shareholder or other payee who has not previously submitted a correct, completed and signed Form W-8 or Form W-9, as necessary, and who fails to complete fully and sign either the Form W-8 or Substitute Form W-9 in the Letter of Transmittal and provide that form to the Depositary, may be subject to federal backup withholding tax of 31% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 13 regarding this tax as well as possible withholding at the rate of 31% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non- U.S. shareholders.

     7. SOURCE AND AMOUNT OF FUNDS. The total cost to the Fund of purchasing 3,018,000 of its issued and outstanding Shares pursuant to the Offer would be approximately $35,069,160 (based on a price per Share of $11.62, 98% of the NAV as of the close of the regular trading session of the NYSE on January 26, 2001). On January 26, 2001, the aggregate value of the Fund's net assets was $179,016,923.

     The Fund anticipates that it will obtain the cash necessary to pay the aggregate purchase price on Shares accepted for payment pursuant to the Offer through the Fund's holdings of cash and the sale of portfolio securities. The selection of which portfolio securities to sell will be made by Indocam, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents, which may effect the Fund's investment performance. The Fund may also realize taxable gain upon the sale of such securities, which may increase the taxable distribution to the shareholders with respect to the current fiscal year. It is not possible to predict the amount of taxable gain the Fund will recognize in liquidating portfolio securities. As of December 31, 2000, cash and cash equivalents constituted approximately 8.7% of the Fund's total assets.

     Under some market circumstances, it may be necessary for the Fund to raise cash by liquidating portfolio securities in a manner that could reduce the market value of such securities and, thus, reduce both the NAV of the Shares and the proceeds from the sale of such securities. However, since the Fund invests primarily in highly liquid French equity securities, the Fund does not anticipate that the sale of its portfolio securities will have an adverse effect on the market for its portfolio securities. Liquidating portfolio securities will also cause the Fund to incur additional transaction costs. Any decline in NAV would reduce the price paid by the Fund pursuant to the Offer since the purchase price is equal to 98% of the NAV per Share as of the close of business on the day after the expiration of the Offer. Any decline in NAV, decrease in investment performance due to maintaining unusual levels of cash and costs in connection with the liquidation of portfolio securities would also adversely effect non- tendering shareholders and tendering shareholders all of whose Shares are not acquired pursuant to the Offer.

      8. PRICE RANGE OF SHARES; DIVIDENDS/DISTRIBUTIONS. The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low closing sale prices per Share as reported on the NYSE Composite Tape, and the amounts of cash dividends/distributions per Share paid during such periods.


                                                                                                           DIVIDENDS/
                                                     NET ASSET VALUE              MARKET PRICE            DISTRIBUTIONS
                                                 -----------------------   ---------------------------   --------------
                                                    HIGH          LOW          HIGH            LOW
                                                 ----------   ----------   ------------   ------------
Fiscal Year (ending December 31)
  1999
    1st Quarter ..............................       17.50        15.82        15.4375        13.1875    $ 1.0936
    2nd Quarter ..............................       16.38        15.47        14.50          12.625      0.7813
    3rd Quarter ..............................       16.97        15.41        14.625         12.6875     0.6564
    4th Quarter ..............................       19.65        15.99        16.50          13.25       0.6564

  2000
    1st Quarter ..............................       17.15        21.35        17.625         14.375      1.70
    2nd Quarter ..............................       14.78        17.76        16.375         12.8125     1.0878
    3rd Quarter ..............................       13.86        17.02        15.25          12.125      1.0878
    4th Quarter ..............................       11.29        14.21        12.75           9.6875     1.0878

  2001
    1st Quarter (through January 26) .........       12.08        11.53        10.9375        10.3125          -

     As of the close of business on January 26, 2001, the Fund's NAV was $11.86 per Share, and the high, low and closing prices per Share on the NYSE on that date were $10.8125, $10.75 and $10.8125, respectively. Prior to the expiration of the Offer, NAV quotations can be obtained by contacting the Depositary in the manner indicated in Section 1.

     The tendering of Shares, unless and until Shares tendered are accepted for payment and purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

     9. SELECTED FINANCIAL INFORMATION. The table below is intended to help you understand the financial performance of the Fund. This information, except as indicated, has been derived from audited financial statements of the Fund which are incorporated herein by reference and included in the Fund's Annual Report to shareholders. The information for the six month period ended June 30, 2000 is unaudited and is incorporated by reference from and is included in the Fund's Semi-annual Report to shareholders. The Annual and Semi-annual Reports may be obtained without charge, by writing to Georgeson Shareholder Communications, Inc., the Information Agent, 17 State Street, New York, New York 10004, by calling (888) 949-2643 or on the Internet at www.sec.gov.


                              FINANCIAL HIGHLIGHTS

     The following table includes per share operating performance data for a share of common stock outstanding, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for the Fund's Shares.

                                              FOR THE SIX
                                                MONTHS
                                              ENDED JUNE
                                               30, 2000
                                              (UNAUDITED)
                                        ----------------------
Net asset value, beginning of period.       $     18.13
                                            -----------
INCOME (LOSS) FROM INVESTMENT
 OPERATIONS:
Net investment income .................            0.03
Net realized and unrealized gain (loss)
 on investments, futures
 contracts and foreign currency
 transactions .........................           (0.22)
                                            -----------
Total income (loss) from investment
 operations ...........................           (0.19)
                                            -----------
DIVIDENDS AND DISTRIBUTIONS:
From net investment income ............               -
In excess of net investment income.....               -
From net realized gain on
 investments ..........................           (1.09)
                                            -----------
 Total dividends and distributions.....           (1.09)
                                            -----------
CAPITAL SHARE TRANSACTIONS:
Anti-dilutive effect of shares
 repurchased ..........................            0.01
                                            -----------
Net asset value, end of period ........     $     16.86
                                            ===========
Market value, end of period ...........     $     15.00
                                            ===========
TOTAL INVESTMENT RETURN: (c) ..........            5.56%
                                            ===========
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period (000
 omitted) .............................     $   256,671
Ratio of expenses to average net
 assets ...............................            1.31%(d)(e)
Ratio of net investment income to
 average net assets ...................            0.32%(d)(e)
Portfolio turnover ....................              46%

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                        ----------------------------------------------------------------------------
                                               1999             1998           1997           1996           1995
                                        ----------------- ---------------- ------------ ---------------- -----------
Net asset value, beginning of period.      $   16.41         $   13.12      $ 13.37        $   11.60      $ 10.97
                                           ---------         ---------      --------       ---------      --------
INCOME (LOSS) FROM INVESTMENT
 OPERATIONS:
Net investment income .................         0.01              0.06         0.09             0.11         0.37
Net realized and unrealized gain (loss)
 on investments, futures
 contracts and foreign currency
 transactions .........................         5.50              5.26         1.49             2.53         1.06
                                           ---------         ---------      --------       ---------      --------
Total income (loss) from investment
 operations ...........................         5.51              5.32         1.58             2.64         1.43
                                           ---------         ---------      --------       ---------      --------
DIVIDENDS AND DISTRIBUTIONS:
From net investment income ............        (0.00)(a)             -         (0.02)          (0.08)        (0.40)
In excess of net investment income.....            -                 -         (0.03)          (0.00)(b)     (0.01)
From net realized gain on
 investments ..........................        (3.80)            (2.03)        (1.78)          (0.79)        (0.39)
                                           ---------         ---------      --------       ---------      --------
 Total dividends and distributions.....        (3.80)            (2.03)        (1.83)          (0.87)        (0.80)
                                           ---------         ---------      --------       ---------      --------
CAPITAL SHARE TRANSACTIONS:
Anti-dilutive effect of shares
 repurchased ..........................         0.01                 -             -               -             -
                                           ---------         ---------      --------       ---------      --------
Net asset value, end of period ........    $   18.13         $   16.41      $ 13.12        $   13.37      $ 11.60
                                           =========         =========      ========       =========      ========
Market value, end of period ...........    $   15.31         $   13.63      $ 10.50        $   10.38      $  9.88
                                           =========         =========      ========       =========      ========
TOTAL INVESTMENT RETURN: (c) ..........        45.93%            48.20%        19.33%          13.91%        16.62%
                                           =========         =========      ========       =========      ========
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period (000
 omitted) .............................    $ 277,024         $ 251,876      $201,277       $ 205,123      $178,080
Ratio of expenses to average net
 assets ...............................         1.33%(d)          1.38%(d)      1.48%           1.54%         1.58%
Ratio of net investment income to
 average net assets ...................         0.07%(d)          0.38%(d)      0.64%           0.84%         3.07%
Portfolio turnover ....................           48%               47%           80%             83%           49%

------------
(a)  Dividend equal to $0.0025 per share.

(b)  Dividend equal to $0.0039 per share.

(c) Total investment return is calculated assuming a purchase of common stock at the current market price on the first day and a sale at the current market price on the last day of each period reported. Dividends and distributions, if any, are assumed, for purposes of this calculation, to be reinvested at prices obtained under the Fund's dividend reinvestment plan. Total investment return does not reflect sales charges or brokerage commissions. Total investment return for a period of less than one year is not annualized.

(d) The investment adviser waived a portion of its fees during the six months ended June 30, 2000 and for the years ended December 31, 1999 and December 31, 1998. If such waiver had not been made, the ratio of expenses to average net assets would have been 1.43% (annualized), 1.46% and 1.46%, respectively, and the ratio of net investment income (loss) to average net assets would have been 0.20% (annualized), (0.06)% and 0.30%, respectively.

(e)   Annualized.

                   SUMMARY OF SELECTED FINANCIAL INFORMATION
                         FOR THE PERIODS INDICATED BELOW


                                                                     SIX MONTHS         YEAR ENDED         YEAR ENDED
                                                                   ENDED JUNE 30,      DECEMBER 31,       DECEMBER 31,
                                                                        2000               1999               1998
                                                                     (UNAUDITED)        (AUDITED)          (AUDITED)
                                                                  ----------------   ---------------   -----------------
STATEMENT OF OPERATIONS
INVESTMENT INCOME .............................................    $   2,197,650(1)   $  3,558,042(2)   $  4,361,875(3)
                                                                   -------------      ------------      ------------
EXPENSES ......................................................    $   1,932,513      $  3,708,629      $  3,608,886
 Less: fees waived by Investment Adviser ......................         (161,422)         (328,070)         (181,661)
                                                                   -------------      ------------      ------------
Net Expenses ..................................................    $   1,771,091      $  3,380,559      $ 3,427,225
                                                                   -------------      ------------      ------------
Net investment income .........................................    $     426,559      $    177,483      $    934,650
                                                                   -------------      ------------      ------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS,
FUTURES CONTRACTS AND FOREIGN CURRENCY TRANSACTIONS:
 Net realized gain on:
  Investments .................................................    $  40,584,356      $ 55,850,963      $ 31,179,384
  Futures contracts ...........................................          284,749         3,967,164         3,718,293
  Foreign currency transactions ...............................          800,296          (897,549)         (629,212)
 Net change in unrealized appreciation/depreciation of:

  Investments .................................................      (40,738,932)       25,651,478        46,141,620
  Futures contracts ...........................................         (207,425)         (109,596)          (33,228)
  Other assets and liabilities denominated in euros ...........          (14,982)          256,952           353,882
                                                                   -------------      ------------      ------------
 Net realized and unrealized loss on investments, futures
  contracts and foreign currency transactions .................       (3,291,938)       84,205,508        80,730,739
                                                                   -------------      ------------      ------------
NET DECREASE IN NET ASSETS FROM INVESTMENT OPERATIONS .........    $  (2,865,379)     $ 84,382,991      $ 81,665,739
                                                                   =============      ============      ============
STATEMENT OF ASSETS AND LIABILITIES
 Total Assets .................................................      260,432,421       303,518,222       269,221,222
 Total Liabilities ............................................        3,761,257        26,493,820        17,345,529
                                                                   -------------      ------------       -----------
 Net Assets ...................................................    $ 256,671,164       277,024,402      $251,875,693
                                                                   -------------      ------------       -----------
 Net asset value per share ....................................    $       16.86      $      18.13      $      16.41

------------

(1) Investment Income in the amount of $2,180,394 includes dividends, including $721,543 of avoir fiscal (net of French withholding taxes of $395,891) and Interest of $17,256.

(2) Investment Income in the amount of $3,544,720 includes dividends, including $1,230,657 of avoir fiscal (net of French withholding taxes of $660,357) and Interest of $13,322.

(3) Investment Income in the amount of $4,250,603 includes dividends, including $1,673,210 of avoir fiscal (net of French withholding taxes of $752,944) and Interest of $111,272.

     10. INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN RELATED PERSONS. Information, as of particular dates, concerning the Fund's directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters is required to be disclosed in proxy statements distributed to the Fund's shareholders and filed with the Commission. The table below sets forth the number of Shares and percentage of outstanding Shares beneficially owned by the directors and officers of the Fund as of December 31, 2000.


                           NUMBER OF SHARES BENEFICIALLY    PERCENTAGE OF SHARES BENEFICIALLY
NAME AND POSITION                        OWNED                         OWNED
 Jean A. Arvis, Director                6,123                        0.04%
 Thomas C. Barry, Director              1,333                        0.01%
 W.L. Lyons Brown, Jr., Director        1,000                        0.01%
 John A. Bult, Director                 1,779                        0.01%
 Bernard Chauvel, Director                371                        0.002%
    and President
 Walter J.P. Curley, Director           2,751                        0.02%
 Pierre H.R. Daviron, Director          1,000                        0.01%
 Michel Longchampt, Director             700                         0.005%
 Gregory L. Melville, Director            0                            0
 Michel Rapaccioli, Director           12,107                        0.1 %
 Jacques Regniez, Director              1,019                        0.01%
 Moritz Sell, Director                      0                           0
 John W. Spurdle, Director              1,000                        0.01%
 Steven M. Cancro, Vice President       4,000                        0.03%
    and Secretary
 Frederick J. Schmidt, Vice President   1,000                        0.01%
    and Treasurer                      ------                       ------
                                       33,183                         0.2%


Neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's directors or executive officers, or associates of any of the foregoing, has effected any transaction in Shares, except for dividend reinvestment, during the past 60 days. Except as set forth in this Offer to Purchase, including the Agreements between the Fund and the Bank described in Section 2 above, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Mr. Michel A. Rapaccioli, a director of the Fund, intends to tender his Shares pursuant to the Offer. The Fund has also been informed that Bankgesellschaft Berlin AG, with which two of the Fund's Directors, Messrs. Gregory L. Melville and Moritz Sell, are affiliates and which, as of December 18, 2000, owned approximately 17.22% of the outstanding Shares, will tender all or a substantial portion of the Shares it owns or controls. Based upon information provided or available to the Fund, no other director, officer or affiliate of the Fund intends to tender Share pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.


     11. CERTAIN INFORMATION ABOUT THE FUND. The Fund is a Maryland corporation with its principal executive offices located at Credit Agricole Indosuez, 666 Third Avenue, 10th floor, New York, NY 10017 (telephone number (646) 658-4530). The Fund is a closed-end, diversified, management investment company. The Shares were first issued to the public on May 10, 1990. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is long-term capital appreciation through investments primarily in French equity securities.

     Indocam is a registered as an investment adviser under the Investment Advisers Act of 1940 and its principal offices are located at 90, boulevard Pasteur, 75730 Cedex 15, Paris, France. Indocam manages equity, balanced, fixed income, international and derivative based accounts. Portfolios include international and emerging market investments, common stocks, taxable and non-taxable bonds, options, futures and venture capital. Indocam manages money for corporate pension and profit- sharing funds, public pension funds, endowments and other charitable institutions and private individuals. Indocam and its affiliates managed approximately $150 billion in assets as of December 31, 2000.

     12. ADDITIONAL INFORMATION. An Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") including the exhibits thereto, filed with the Commission, provides certain additional information relating to the Offer, and may be inspected and copied at the prescribed rates at the Commission's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Schedule TO and the exhibits may also be obtained by mail at the prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

      13.   CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.


     The following is a general summary of the material U.S. federal income tax consequences of the Offer to the beneficial owners of Shares. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations thereunder, judicial decisions and current administrative rulings as in effect on the date of this Offer to Purchase. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code (for example, life insurance companies, financial institutions, tax- exempt organizations, U.S. expatriates, broker-dealers and traders in securities and beneficial owners whose Shares were acquired pursuant to the exercise of warrants, employee stock options or otherwise as compensation) and does not address any aspect of state, local, foreign or other taxation.

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. shareholder that is a beneficial owner of Shares and that tenders Shares pursuant to the Offer will recognize gain or loss equal to the difference between the amount of cash received by the beneficial owner and the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer.

     Gain or loss on the disposition of Shares by these U.S. shareholders will generally be capital gain or loss, assuming that the Shares are held as capital assets and that a beneficial owner of Shares does not, directly or indirectly under the attribution rules set forth in Sections 304 and 318 of the Code and the applicable Treasury regulations, own Shares following the Offer. Capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of (i) 20% if, at the time the tendered Shares are accepted for payment, the beneficial owner held the Shares for more than one year or (ii) 39.6% if, at the time the tendered Shares are accepted for payment, the beneficial owner held the Shares for not more than one year. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income. In addition, the ability of both corporate and non-corporate beneficial owners to use capital losses to offset ordinary income is limited.

     A Non-U.S. shareholder that tenders Shares pursuant to the Offer generally will not be subject to U.S. federal income tax on the gain from the disposition of the Shares unless (1) the Non-U.S. shareholder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met, or (2) the gain is effectively connected with a United Sates trade or business of the Non-U.S. shareholder (or if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. shareholder).


     A beneficial owner may be subject to backup federal income tax withholding at a rate of 31% with respect to the amount of cash received pursuant to the Offer unless (1) the owner is a U.S. shareholder that provides its tax identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN and certifies that the owner is not subject to backup withholding as a result of a failure to report interest or dividends, (2) if a Non-U.S. shareholder, the owner provides an appropriate type of Form W-8 and any other required information or attachments or (3) an exemption applies. A beneficial owner that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service. See Section 4.

     If backup withholding applies to a beneficial owner, the Depositary is required to withhold 31% from payments to such owner. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund generally can be obtained by the beneficial owner upon filing an income tax return.

     EACH BENEFICIAL OWNER OF SHARES IS URGED TO CONSULT SUCH BENEFICIAL OWNER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH BENEFICIAL OWNER OF THE OFFER, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     14. AMENDMENTS; EXTENSION OF TENDER PERIOD; TERMINATION. Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 3 and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See Section 5.

     Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to (1) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 3 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3 and (2) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges (a) that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that the Fund may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in Section 3 without extending the period during which the Offer is open.

     Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to stockholders. Accordingly, if, prior to the Expiration Date, the Fund decreases the number of Shares being sought, increases the consideration offered pursuant to the Offer or adds a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     15. MISCELLANEOUS. The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:




                                               PFPC INC.
                                               DEPOSITARY

                                        BY REGISTERED, CERTIFIED
                                      OR EXPRESS MAIL OR OVERNIGHT
     BY FIRST CLASS MAIL:                       COURIER:                            BY HAND:
             PFPC Inc.                         PFPC Inc.                Securities Transfer & Reporting
c/o EquiServe Trust Company, N.A   c/o EquiServe Trust Company, N.A.             Services, Inc.
      Attn: Corporate Actions           Attn: Corporate Actions        c/o EquiServe Trust Company, N.A.
            P.O. Box 43025                40 Campanelli Drive                  100 William Street
     Providence, RI 02940-3025            Braintree, MA 02184                  New York, NY 10038


Questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or other material in connection with the Offer may be directed to the Information Agent at its address and tele-phone number set forth below. Shareholders may also contact their brokers, dealer, commercial bank or trust company for assistance concerning the Offer.

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                INFORMATION AGENT
                                 17 State Street
                            New York, New York 10004
                            Toll Free: (888) 449-2643
                          Call Collect: (212) 440-9800
                              (Attn: Artie Kenniff)

THE FRANCE GROWTH FUND, INC.



January 31, 2001